EXHIBIT 3.17

SECOND

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

GRAPEVINE GOLF CLUB, L.P.

Dated: As of May 31, 2008

i

ii

Section 14.3	Governing Law	29
Section 14.4	Binding Effect	29
Section 14.5	Jurisdiction and Venue	29
Section 14.6	Jury Trial Waiver	30
Section 14.7	Counterparts	30
Section 14.8	Incorporation of Recitals	30

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SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

GRAPEVINE GOLF CLUB, L.P.

THIS SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of GRAPEVINE GOLF CLUB, L.P., a Delaware limited partnership (the “Partnership”), is made and entered into as of May 31, 2008 by and between GRAPEVINE GOLF, L.L.C., a Delaware limited liability company (“General Partner”), and CNL INCOME PARTNERS, LP, a Delaware limited partnership (“Limited Partner”).

RECITALS

A. Prior to the date hereof, the business and affairs of the Partnership were governed by the terms of that certain Limited Partnership Agreement of Grapevine Golf Club, L.P. dated July 21, 1999, as amended by that certain First Amendment to Limited Partnership Agreement dated November 12, 1999 (collectively, the “Original Partnership Agreement”).

B. The Original Limited Partnership Agreement was amended and restated in its entirety pursuant to the terms of that certain Amended and Restated Limited Partnership Agreement dated December 28, 2006 (the “Amended and Restated Partnership Agreement”).

C. On May 31, 2008, CNL Income Cowboys TRS Corp., a Delaware corporation and Affiliate of Limited Partner (the “TRS”), assigned its 99.9% sole limited partner partnership interest in the Partnership to Limited Partner, pursuant to the terms of that certain Assignment and Assumption of Partnership Interests, dated May 31, 2008, between, among other parties, the TRS, as assignor, and Limited Partner, as assignee.

D. As a result of the transactions described above, the parties desire to amend and restate the Amended and Restated Partnership Agreement in its entirety and set forth in writing the terms and provisions of their agreements as to the Partnership.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and restate the Original Partnership Agreement in its entirety and agree as follows:

ARTICLE 1

FORMATION AND AMENDMENT

Section 1.1 Organization. The Partnership was organized as a Delaware limited partnership pursuant to the Act.

Section 1.2 Agreement; Effect of Inconsistencies with Act. The Partners agree to the terms and conditions of this Agreement, as it may from time to time be amended, supplemented or restated according to its terms. The Partners intend that this Agreement shall be the sole source of the agreement between the parties, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make such provision effective under the Act. If the Act is subsequently amended or interpreted in such a way as to validate a provision of this Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. Each Partner shall be entitled to rely on the provisions of this Agreement, and no Partner shall be liable to the Partnership or to any other Partner for any action or refusal to act taken in good faith reliance on this Agreement. The Partners and the Partnership agree that the duties and obligations imposed on the Partners as such shall be those set forth in this Agreement, which is intended to govern the relationship among the Partnership and the Partners, notwithstanding any provision of the Act or common law to the contrary.

Section 1.3 Name. The name of the Partnership shall be “Grapevine Golf Club, L.P.” and such name shall be used at all times in connection with the conduct of the Partnership’s business.

Section 1.4 Effective Date. This Agreement shall become effective as of July 21, 1999.

Section 1.5 Term. The Partnership shall have perpetual existence and shall continue until the Partnership is dissolved and its affairs wound up in accordance with this Agreement and the Act.

Section 1.6 Certificate of Limited Partnership. On July 21, 1999, a Certificate of Limited Partnership for the Partnership was filed with the Secretary of State pursuant to the Act. The General Partner shall take all other actions deemed by it to be necessary or appropriate from time to time to comply with all applicable requirements for the operation and, when appropriate, termination of the Partnership as a limited partnership under the Act.

Section 1.7 Registered Agent and Office. The Partnership’s registered agent for service of process and registered office in the State of Delaware shall be that Person and location reflected in the Certificate. The General Partner may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. If the registered agent ceases to act as such for any reason or the registered office shall change, the General Partner shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

Section 1.8 Principal Place of Business. The Partnership’s principal place of business shall be located at c/o CNL Lifestyle Properties, Inc., CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801-3336. The General Partner may change the location of the Partnership’s principal place of business from time to time; provided that the General Partner shall provide notice of such change to Limited Partner. The General Partner shall make any filing and take any other action required by applicable law in connection with the change and shall give notice to all Partners of the new location of the Partnership’s principal place of business promptly after the change becomes effective. The General Partner may establish and maintain additional places of business for the Partnership.

Section 1.9 Foreign Qualifications. The Partnership shall qualify to do business as a foreign limited partnership in each jurisdiction in which the nature of its business requires such qualification. The General Partner may select any Person permitted by applicable law to act as registered agent for the Partnership in each jurisdiction in which it is qualified to do business, and may replace any such Person from time to time.

Section 1.10 Partner’s Qualifications. Each Partner shall maintain its respective existence and good standing under the laws of its state of formation, and its qualification to do business in such jurisdictions where such qualifications are required.

ARTICLE 2

DEFINITIONS

Section 2.1 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) references in this Agreement to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) the words “hereto,” “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the word “including” means “including, but not limited to”; (vii) the words “not including” mean “excluding only”; (viii) the headings in this Agreement are for convenience only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of any of the provisions of this Agreement; and (ix) all Schedules and Exhibits to this Agreement are incorporated herein by this reference thereto as if fully set forth herein, and all references herein to this Agreement shall be deemed to include all such incorporated Schedules and Exhibits.

Section 2.2 Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings (unless otherwise expressly provided herein):

Act: The Delaware Revised Uniform Limited Partnership Act in its present form or as amended from time to time.

Additional Capital Contributions: The additional Capital Contributions required to be made by the Partners pursuant to Section 4.3.

Adjusted Basis: The basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in Section 1011 of the Code.

Adjusted Capital Account Balance: With respect to any Partner, at any given time, the Capital Account balance of such Partner after taking into account all adjustments to such Capital Account required to be made pursuant to Section 4.4 and after crediting to such Capital Account any amount which such Partner is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5).

Adjusted Capital Account Deficit. With respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amount which such Partner is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Affiliate: As to any Person, any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities or a partnership or membership interest, by contract or otherwise.

Agreement: This Second Amended and Restated Limited Partnership Agreement in its present form or as amended, supplemented or restated from time to time.

Amended and Restated Limited Partnership Agreement: As defined in Recitals above.

Assignee: A Person to whom a Partnership Interest is Transferred and who is not admitted to the Partnership as a Partner.

Bank Accounts: As defined in Section 7.2.

Bankruptcy Law: As defined in Section 10.1(d).

Business Day: Any day other than a Saturday, a Sunday or a day on which national banks in the State of Florida are not open for business or are authorized by law to close.

Capital Account: The capital account of a Partner maintained in accordance with Section 4.4.

Capital Contribution: Any property (including money) from time to time contributed by a Partner to the Partnership or deemed contributed by a Partner to the Partnership, including, but not limited to, pursuant to Section 4.2, Section 4.3 or Section 10.2.

Capital Proceeds: The cash proceeds received by the Partnership from a Capital Transaction (excluding the proceeds of rental or business interruption insurance) which are not used by the Partnership to pay for the costs and expenses incurred in connection with the Capital Transaction, including, in the case of casualty or condemnation, the costs and expenses of collecting the insurance proceeds or the condemnation award, as the case may be, and are not placed in any reserve established for working capital, maintenance, repairs, replacements, capital improvements, contingent or unforeseen liabilities or obligations or to meet anticipated expenses during such period. Capital Proceeds shall include all payments of principal of, and interest on, any promissory note or other obligation received by the Partnership in connection with a Capital Transaction and shall be increased by any reduction of reserves previously established out of Capital Proceeds.

Capital Transaction: A transaction in which the Partnership (i) borrows money (ii) sells, exchanges or otherwise disposes of all or any part of its property, including a sale or other disposition pursuant to a condemnation but excluding sales of miscellaneous items of property such as used equipment and retail sales in the ordinary course of business, or (iii) receives the proceeds of property damage insurance, or any other transaction that, in accordance with GAAP, is considered capital in nature.

Carrying Value: Carrying Value means, with respect to any asset, the Adjusted Basis of the asset, except as follows:

(i) the initial Carrying Value of an asset contributed by a Partner to the Partnership after the Effective Date shall be the gross fair market value of the asset, as agreed to by the Partners at the time the asset is contributed;

(ii) the Carrying Values of the Partnership’s assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Assignee or Partner in exchange for more than a deminimis Capital Contribution; (b) the distribution by the Partnership to a Partner or an Assignee of more than a deminimis amount of property as consideration for all or part of a Partnership Interest or an Assignee’s Economic Rights; and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); but adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii) the Carrying Value of an asset of the Partnership distributed to a Partner shall be adjusted to equal the gross fair market value of the asset on the date of distribution as reasonably determined by the General Partner; and

(iv) the Carrying Values of the Partnership’s assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of those assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that those adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m) and Section 5.2(h); but the Carrying Values shall not be adjusted pursuant to this clause (iv) to the extent the General Partner reasonably determines that an adjustment pursuant to clause (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Carrying Value of an asset is determined or adjusted pursuant to clauses (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing profit or loss hereunder.

Certificate: The Certificate of Limited Partnership of the Partnership filed with the Secretary of State, as amended from time to time in accordance with the Act.

Code: The Internal Revenue Code of 1986, as in effect and hereafter amended.

Contributed Property: All property (other than cash) contributed to the Partnership as a Capital Contribution.

Contributing Partner: Any Partner who contributes property (other than cash) to the Partnership as a Capital Contribution.

Defaulting Partner: A Partner or Partners with respect to which an Event of Default has occurred and is continuing.

Depreciation: For each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its Adjusted Basis on the Effective Date or at the beginning of a subsequent Fiscal Year, Depreciation shall be determined in a manner permitted by the Regulations promulgated under Section 704(c). To the extent consistent with such Regulations, Depreciation shall be an amount which bears the same ratio to the beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year (or part thereof) bears to such beginning Adjusted Basis.

Distribution: A transfer of property (including cash) by the Partnership to a Partner or an Assignee on account of a Partnership Interest or Economic Rights, respectively, pursuant to Section 5.1 or Section 13.3.

Documents: As defined in Section 6.6.

Economic Rights: With respect to an Assignee, the Assignee’s rights to receive allocations of items of income, gain, deduction and loss and Distributions.

Effective Date: July 21, 1999.

Event of Default: As defined in Section 10.1.

First Offer: As defined in Section 8.3(e).

Fiscal Quarter: Each calendar quarter in each Fiscal Year.

Fiscal Year: The calendar year.

GAAP: Generally accepted accounting principles as applied in the United States of America.

General Partner: As defined in the first paragraph of this Agreement above, or any successor general partner to the General Partner.

Golf Course: The 18-hole golf course, clubhouse, driving range, parking lot, maintenance building, and related improvements and infrastructure that is located on the Golf Course Property.

Golf Course Property: The real property which the Partnership subleases pursuant to the terms of the Sublease.

Lender: A commercial or savings bank, savings and loan association, public or privately-held fund engaged in real estate and/or corporate lending, pension fund, insurance company, endowment fund or trust, real estate investment trust, government agency, or quasi-governmental agency, such as a board, bureau, authority or department of any federal, state or local government, any corporation established by or for the benefit of any federal, state or local governmental agency or authority, any asset manager or investment advisor acting on behalf of any such entity, or any entity composed of one or more of the foregoing.

Limited Partner: As defined in the first paragraph of this Agreement above, and any other Person who becomes a limited partner of the Partnership.

Loan: Any loan made by a Lender to the Partnership.

Loan Document: Any one of the Loan Documents.

Loan Documents: All loan documents evidencing a Loan including, without limitation, a loan agreement and any other document, certificate, agreement or instrument necessary or incidental to the execution, delivery or performance thereof, including all amendments, supplements, restatements, modifications and refinancings thereof and thereto.

Major Decisions: As defined in Section 6.4.

Management Rights: The rights, if any, of a Partner to participate in the management of the Partnership, including the rights to receive information, to inspect and audit the books and records and to vote on, consent to, or approve actions of the Partnership.

Mortgage: Any mortgage, deed of trust, or similar security document encumbering all or any part of the Golf Course Property.

Necessary Expenditures: All expenditures, whether or not of a recurring nature, that are necessary for the Partnership to preserve, operate, maintain, improve or protect the Golf Course Property, including debt service or other payments required to be made by the Partnership as part of a Loan, if any, insurance payments, real estate tax payments, utility costs, repair and maintenance costs, costs of compliance with federal, state and local laws, codes, rules or regulations, and any other operating expenses or capital expenses.

Net Cash Flow: For any specified period, an amount equal to the sum of (a) all cash revenues received by the Partnership during such period from any source (including proceeds of rental or business interruption insurance, but excluding funds received as Capital Contributions or Capital Proceeds), and (b) amounts set aside as reserves during earlier periods where, and to the extent, such reserves are no longer reasonably necessary in the efficient conduct of the Partnership’s business, reduced by the sum of (i) cash expenditures by the Partnership during such period for real estate taxes, management fees and other costs and expenses in connection with the normal conduct of the Partnership’s businesses, (ii) all payments by the Partnership during such period of principal of and interest on any Loan, and other obligations of the Partnership for borrowed money, including loans made by a Partner, (iii) all cash expenditures by the Partnership during such period for the acquisition of property, for construction period interest and taxes and for loan fees, whether or not capitalized, and for capital improvements and/or replacements, and (iv) such reserves as are established for working capital, maintenance, repairs, replacements, capital improvements, contingent or unforeseen liabilities or obligations and to meet anticipated expenses during such period as are reasonably necessary in the efficient conduct of the Partnership’s business, but only to the extent the payments and expenditures described in clauses (ii) and (iii) are not made from funds received as advances under any Loan or from any Capital Contributions or Capital Proceeds or from cash reserves of the Partnership which were established during, and deducted in determining Net Cash Flow for, any earlier period and the reserves described in clause (iv) are not established from funds received as Capital Contributions or Capital Proceeds.

Nondefaulting Partner: A Partner or Partners other than a Defaulting Partner.

Nonrecourse Deductions: As defined in Regulations Section 1.704-2(b)(1).

Notices: As defined in Section 14.1.

Offeree: As defined in Section 8.3(a).

Offeror: As defined in Section 8.3(a).

Offered Interest: As defined in Section 8.3(a).

Offering Notice: As defined in Section 8.3(a).

Original Limited Partnership Agreement: As defined in Recitals above.

Partner Minimum Gain: “Partner nonrecourse debt minimum gain” as defined in Regulations Section 1.704-2(i)(2).

Partner Nonrecourse Debt: As defined in Regulations Section 1.704-2(b)(4).

Partner Nonrecourse Deductions. As defined in Regulations Section 1.704-2(i)(l).

Partners: The Limited Partner(s) and the General Partner.

Partnership: The limited partnership continued pursuant to this Agreement, and any successor limited partnership which continues the business of Grapevine Golf Club, L.P., and is a reformation or reconstitution of Grapevine Golf Club, L.P.

Partnership Interest: With respect to a Partner, the Partner’s entire ownership interest in the Partnership, including the Partner’s rights to receive allocations of items of income, gain, deduction and credit and Distributions.

Percentage Interest: The percentage interest from time to time of each Partner in the Partnership, as such percentage interest may be adjusted from time to time pursuant to any provision of this Agreement that provides for such adjustment.

Partnership Minimum Gain. As defined in Regulations Section 1.704-2(d).

Permitted Transferee: An Affiliate of a Partner.

Person: An individual, corporation, trust, association, unincorporated association, estate, partnership, joint venture, limited partnership, limited liability company or other legal entity, including a governmental entity.

Regulations: The permanent and temporary regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the Secretary of the Treasury under the Code.

Secretary of State: The Secretary of State of the State of Delaware.

Sublease: That certain Sublease Agreement by and between the City of Grapevine, Texas and Mayfair Golf, Inc., under which the Partnership is currently the sublessee.

Third Party Offer: As defined in Section 8.3(e).

Transfer and Transferred: (a) an assignment, pledge, encumbrance or other transfer in any manner of a Partner’s Partnership Interest or an Assignee’s Economic Interest, (b) any transfer of direct or indirect legal and/or beneficial interests (whether partnership interests, stock, limited liability company membership interests or otherwise) in a Partner or an Assignee or in any owner or owners of a Partner or an Assignee, whether occurring in one or a series of transactions, that results in the transfer of fifty percent (50%) or more of the direct or indirect ownership interests or voting power in a Partner or Assignee, or (c) any change in the actual or effective voting control of a Partner or Assignee or an owner of such Partner or Assignee, but excluding in all cases any transfer of publicly traded stock and any public offering of equity ownership interests in a Partner or an Assignee by its parent company or other owner of such Partner or Assignee, or entity that itself or through its ownership of legal or beneficial interests in one or more other entities holds legal or beneficial interests or voting power in such an owner. As used in this definition, the term “owner” means (i) the holder of legal or beneficial interests or voting power in a Partner or Assignee and (ii) the holder of direct or indirect legal or beneficial interests or voting power in an owner (as defined in clause (i) above); and the term “direct or indirect” shall mean the holder of a legal or beneficial interest or voting power in a Partner or an Assignee or an owner directly by a Person or indirectly through such Person’s ownership of legal or beneficial interests or voting power in an owner (as defined above) or in an entity that itself, or through its ownership of interests or voting power in one or more other entities, holds legal or beneficial interests or voting power in an owner. Notwithstanding the foregoing, the merger or consolidation of any owner with any other Person shall not constitute the transfer of a Partner’s Partnership Interest or the transfer of an Assignee’s Economic Interest under this definition or for any other purpose under this Agreement unless the principal purpose of such merger or consolidation is to avoid the restrictions on transfers of Partnership Interests or Economic Interests set forth in this Agreement.

TRS: As defined in Recitals above.

Unreturned Capital: With respect to each Partner, as of any date, an amount (but not less than zero) equal to the excess of (i) the aggregate amount of such Partner’s Capital Contributions before such date, over (ii) the aggregate amount of Capital Proceeds distributed to such Partner before such date pursuant to Section 5.1(b)(i).

ARTICLE 3

BUSINESS, PURPOSES AND POWERS

Section 3.1 Business and Purposes. The sole business of the Partnership shall be and the purposes of the Partnership shall be limited to (i) holding a leasehold interest in the Golf Course Property and developing, constructing, leasing, operating, managing, maintaining, improving, repairing, selling, financing and refinancing the Golf Course, directly or through one or more agents, for the production of income; and (ii) carrying on any and all activities, directly or indirectly, incidental or related thereto.

Section 3.2 Powers. Except as otherwise provided in this Section 3.2, the Partnership shall have all powers of a limited partnership under the Act and the power to do all things necessary or convenient to operate its business and accomplish its purposes as described in Section 3.1, including the following:

(a) to own, hold, operate, manage and exercise rights with respect to all property owned by the Partnership;

(b) to sell, transfer, assign, convey, lease, encumber or otherwise dispose of or deal with all or any part of the property of the Partnership;

(c) to incur expenses and to enter into and carry out contracts, agreements and guaranties necessary to accomplish the business and purposes of the Partnership;

(d) to raise and provide such funds as may be necessary to further the business and purposes of the Partnership and to borrow money, incur liabilities and issue promissory notes and other evidences of indebtedness, and to secure the same by security interest or other lien on all or any part of the property of the Partnership;

(e) to employ or retain, on behalf of the Partnership, such Persons as the Partners deem advisable in the operation and management of the business of the Partnership, including such accountants, attorneys and consultants as the General Partner deems appropriate, on such reasonable terms and at such reasonable compensation as the General Partner shall determine;

(f) to collect, receive and deposit all sums due or to become due to the Partnership;

(g) to hire and appoint agents and employees of the Partnership, to define their duties and to establish their compensation;

(h) to pay any and all taxes, charges and assessments that may be levied, assessed or imposed upon any property of the Partnership;

(i) to demand, sue for, collect, recover and receive all goods, claims, debts, moneys, interest and demands whatsoever now due or that may hereafter become due or belong to the Partnership, including the right to institute any action, suit, or other legal proceedings for the recovery of any property, or any part or parts thereof, to the possession of which the Partnership may be entitled, and to make, execute and deliver receipts, releases and other discharges therefore under seal or otherwise;

(j) to make, execute, endorse, accept, collect and deliver any and all bills of exchange, checks, drafts and notes of the Partnership;

(k) to defend, settle, adjust, compound, submit to arbitration and compromise all actions suits, accounts, reckonings, claims and demands whatsoever that now are or hereafter shall be pending between the Partnership and any Person (other than disputes between or among Partners), at law or in equity, in such manner and in all respects as the General Partner shall deem fit;

(l) to secure and maintain insurance against liability and property damage with respect to the activities of the Partnership; and

(m) to do and perform all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for, the furtherance and accomplishment of the business and purposes of the Partnership set forth in Section 3.1.

Section 3.3 Limitations on Scope of Business. Except for the authority expressly granted to the General Partner in this Agreement, no Partner, attorney-in-fact, employee or other agent of the Partnership shall have any authority to bind or act for the Partnership or any other Partner in the carrying on of their respective businesses or activities.

ARTICLE 4

PARTNERS, CAPITAL CONTRIBUTIONS AND FINANCING

Section 4.1 Identity of Partners and Percentage Interests.

(a) Partners. As of the date hereof, the Partners of the Partnership shall be the General Partner and the Limited Partner.

(b) Percentage Interests. Subject to adjustment as provided in this Agreement, the Percentage Interests of the Partners are as follows:

Partner	Percentage Interest
General Partner	0.10%
Limited Partner	99.90%

Section 4.2 Initial Capital Contributions. The predecessors in interest of the current Partners made certain initial Capital Contributions to the Company as set forth in the books and records of the Company.

Section 4.3 Additional Capital Contributions.

(a) Partners’ Obligations To Make Additional Capital Contributions. From time to time, the Partners may be required to make Additional Capital Contributions to the Partnership to fund (i) Necessary Expenditures, and (ii) such other funding requirements for the Partnership (to the extent that the Capital Contributions, the revenues to the Partnership from the Golf Course Property and the reserves previously established by the Partnership and the proceeds of any Loan, if any, as applicable, will not be sufficient to satisfy such funding requirements). The Partners shall contribute such required Additional Capital Contributions pursuant to Section 4.3(b) pro rata in proportion to their respective Percentage Interests in cash or other immediately available funds.

(b) Procedure For Additional Capital Contributions. If at any time or from time to time Additional Capital Contributions (as determined pursuant to Section 4.3(a)) are required, the General Partner shall deliver to each Partner a notice requesting such Additional Capital Contributions (a “Capital Call Notice”). The Capital Call Notice shall specify the date (the “Due Date”) on or before which such funds are required by the Partnership, which shall be at least fifteen (15) Business Days after receipt of the Capital Call Notice, unless a shorter time is reasonably designated by the General Partner. Each Partner shall, on or before the Due Date, pay to the Partnership in cash or current funds such Partner’s proportionate share of the amount specified in the Capital Call. For purposes of Section 10.1(a), a Partner shall be in default if the Partner does not make the payment required by the written call on the Due Date.

Section 4.4 Capital Accounts.

(a) A separate capital account (each a “Capital Account”) shall be maintained for each Partner in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv), and this Section 4.4 shall be interpreted and applied in a manner consistent therewith. Whenever the Partnership would be permitted to adjust the Capital Accounts of the Partners pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Partnership property, the Partnership may so adjust the Capital Accounts of the Partners. In the event that the Capital Accounts of the Partners are adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Partnership property, (i) the Capital Accounts of the Partners shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (ii) the Partners’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Code Section 704(c), and (iii) the amount of upward and/or downward adjustments to the book value of the Partnership property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of Article 5. In the event that Code Section 704(c) applies to any Partnership property, the Capital Accounts of the Partners shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property.

(b) If all or a portion of a Partner’s Partnership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Partnership Interest; and

(c) In determining the amount of any liability for purposes of this Section 4.4(c), Section 752(c) of the Code and any other applicable provisions of the Code and Regulations shall be taken into account.

This Section 4.4 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner, with the advice of the Partnership’s independent certified public accountants, reasonably determines that it is prudent to modify the manner in which the Capital Accounts, or any charges or credits thereto (including charges or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Partnership or by Partners), are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material adverse effect on the amounts distributed to any Person pursuant to the applicable provisions of this Agreement upon the dissolution of the Partnership. The General Partner also shall make any adjustments that may be necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q).

Section 4.5 Return of Capital Contributions. No Partner or Assignee shall be entitled to demand the return of the Partner’s Capital Account or Capital Contribution at any particular time, except upon the dissolution of the Partnership subject to the terms of this Agreement. No Partner or Assignee shall be entitled at any time to demand or receive property other than cash. Unless otherwise provided by law, no Partner or Assignee shall be personally liable for the return or repayment of all or any part of any other Partner’s Capital Account or Capital Contribution, it being expressly agreed that any such return of capital pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from a Partner or Assignee) of the Partnership.

Section 4.6 No Third Party Beneficiary Rights. The provisions of this Article 4 are not intended to be for the benefit of any creditor or any other Person (other than a Partner in its capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Partnership or any of the Partners; and no such creditor or other Person shall obtain any right under any of such provisions or shall by reason of any of such provisions make any claim in respect of any debt, liability or obligation (or otherwise) against the Partnership nor any of the Partners. Nothing in this Section shall impair or affect any security or pledge agreement granted to a lender by the Partnership or any of the Partners.

ARTICLE 5

ALLOCATIONS AND DISTRIBUTIONS

Section 5.1 Distributions.

(a) Net Cash Flow. The Partnership shall, quarterly within forty-five (45) days after the end of each Fiscal Quarter or at such other times as are determined to be appropriate by the General Partner, distribute Net Cash Flow among the Partners pro rata in proportion to their respective Percentage Interests.

(b) Capital Proceeds. Capital Proceeds (including Capital Proceeds distributed to the Partners in winding up the Partnership) remaining after the payment of any debts and liabilities of the Partnership due and payable at such time and the establishment of any reserves which the General Partner reasonably determines to be necessary to provide for any contingent or unforeseen liabilities or obligations of the Partnership (provided that at such time as the General Partner determines to be advisable, the balance of the reserves remaining after the payment of such contingencies shall be deemed Capital Proceeds available for distribution) shall be distributed in accordance with the following order of priority:

(i) First, to the Partners, pro rata in proportion to the respective amounts of their Unreturned Capital, until the Unreturned Capital of each of the Partners is returned in full; and

(ii) Thereafter, among the Partners, pro rata in proportion to their respective Percentage Interests.

(c) Compliance with Law. Notwithstanding any provision to the contrary contained in this Agreement, no distribution shall be made to a Partner or a successor-in-interest to a Partner hereunder if such distribution would not comply with the requirements of the Act or other applicable law.

Section 5.2 Determination of Items of Income, Gain, Deduction and Loss. For purposes of this Agreement, the profit or loss of the Partnership for each Fiscal Year shall be the net income or net loss of the Partnership for such Fiscal Year as determined for Federal income tax purposes, and the items of income, gain, deduction and loss which comprise such profit or loss shall be computed with the following adjustments:

(a) without regard to any adjustment to basis pursuant to Section 743 of the Code (except as provided in Section 5.2(h));

(b) by including the net gain (after expenses) or net loss (after expenses) realized or incurred by the Partnership in a Capital Transaction determined on the basis of the Carrying Value of the property which is the subject of the sale or other disposition;

(c) by taking into account, in lieu of depreciation and amortization with respect to property of the Partnership as determined for federal income tax purposes, the Depreciation with respect to such property;

(d) by including as an item of gross income any tax-exempt income received by the Partnership;

(e) by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code;

(f) by excluding any item of income, gain, loss or deduction which is required to be specially allocated to a Contributing Partner pursuant to Section 704(c) of the Code and the Regulations thereunder;

(g) in the event the Carrying Value of an asset of the Partnership is adjusted pursuant to clauses (ii) or (iii) of the definition thereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing profit or loss hereunder; and

(h) to the extent an adjustment to the Adjusted Basis of any asset of the Partnership pursuant to Sections 734(b) or 743(b) of the Code is required by Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner’s Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Adjusted Basis of the asset) or loss (if the adjustment decreases the Adjusted Basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing profit or loss hereunder.

Section 5.3 General Allocation of Profit and Loss. All items of income, gain, loss and deduction as determined for book purposes shall be allocated among the Partners and credited or debited to their respective Capital Accounts in accordance with Regulations Section 1.704-1(b)(2)(iv), so as to ensure to the maximum extent possible (i) that such allocations satisfy the economic effect equivalence test of Regulations Section 1.704-1(b)(2)(ii)(i) (as provided hereinafter) and (ii) that all allocations of items that cannot have economic effect (including credits and nonrecourse deductions) are allocated to the Partners in accordance with their respective Percentage Interests as determined at such time. To the extent possible, items that can have economic effect shall be allocated in such a manner that the balance of each Partner’s Capital Account at the end of any taxable year (increased by the sum of (a) such Partner’s “share of partnership minimum gain” as defined in Regulations Section 1.704-2(g)(1) and (b) such Partner’s share of “partner nonrecourse debt minimum gain” as defined in Regulations Section 1.704-2(i)(5)) would be positive to the extent of the amount of cash that such Partner would receive (or would be negative to the extent of the amount of cash that such Partner would be required to contribute to the Partnership) if the Partnership sold all of its property for an amount of cash equal to the book value (as determined pursuant to Regulations Section 1.704-1(b)(2)(iv)) of such property (reduced, but not below zero, by the amount of nonrecourse debt to which such property is subject) and all of the cash of the Partnership remaining after payment of all liabilities (other than nonrecourse liabilities) of the Partnership were distributed in liquidation immediately following the end of such taxable year in accordance with Section 5.1(b).

Section 5.4 Income Tax Elections. In the event of a Transfer (or deemed Transfer), of all or part of a Partnership Interest (or of the interest of a partner or member in a partnership or limited liability company which is a Partner), the General Partner shall make the election described in Section 754 of the Code.

Section 5.5 Income Tax Allocations.

(a) For purposes of Sections 702 and 704 of the Code, or the corresponding sections of any future Federal internal revenue law, or any similar tax law of any state or other jurisdiction, the Partnership’s profits, gains and losses for Federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof, shall be allocated among the Partners, to the extent possible, in the same proportions as the corresponding “book” items are allocated pursuant to Section 5.3.

(b) If any portion of the profit from a Capital Transaction allocated among the Partners pursuant to Section 5.3 is characterized as ordinary income under the recapture provisions of the Code, each Partner’s distributive share of taxable gain from the sale of the property that gave rise to such profit (to the extent possible) shall include a proportionate share of the recapture income equal to that Partner’s share of prior cumulative depreciation deductions with respect to the property that give rise to the recapture income.

Section 5.6 Transfers During Fiscal Year. In the event of the Transfer of all or any part of a Partnership Interest (in accordance with the provisions of this Agreement) at any time other than the end of a Fiscal Year, the share of profit or loss, and items of income, gain, loss and deduction shall be allocated between the transferor and the transferee by treating the Partnership’s books as closing on the date of the sale. If during any Fiscal Year the Percentage Interests of the Partners are adjusted pursuant to any provision of this Agreement that provides for such adjustment, the share of profit or loss of the Partnership for such Fiscal Year which is to be allocated among the Partners in proportion to their Percentage Interests shall be allocated among the Partners in the same manner as provided in this Section 5.6 in the case of a Transfer of a Partnership Interest.

Section 5.7 Allocations Regarding Contributed Property.

(a) Each item of taxable income, gain, loss or deduction attributable to (i) any Contributed Property, and (ii) any other property of the Partnership the Carrying Value of which has been adjusted pursuant to clauses (ii) or (iii) of the definition of Carrying Value, shall be allocated among the Partners in accordance with Section 704(c) of the Code, using such method permitted by Section 704(c) of the Code and the Regulations thereunder as may be selected by the written agreement of the Partners, on the advice of the Partnership’s independent certified public accountants, so as to take into account the variation, at the time of contribution or adjustment to Carrying Value, between the Adjusted Basis and the Carrying Value of such property, as required by Regulations Section 1.704-1(b)(4)(i) and Section 1.704-3 (and absent such written agreement the Partnership shall use the so-called “traditional method” with respect to such property).

(b) Any portion of such items not allocated in accordance with Section 5.6(a) shall be allocated in accordance with the other provisions of this Article 5.

Section 5.8 Tax Matters Partner. The General Partner shall be the “tax matters partner” of the Partnership pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Partner”). The Tax Matters Partner shall be authorized and required to represent the Partnership (at the expense of the Partnership) in connection with all examinations of the affairs of the Partnership by any federal, state or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Partnership for professional services and costs associated therewith. The Tax Matters Partner shall take all actions necessary to preserve the rights of the Partners with respect to audits and shall provide all Partners with notices of all such proceedings and other information as required by law. The Tax Matters Partner shall obtain the prior written consent of each Partner before settling, compromising or otherwise altering the defense of any proceeding before the Internal Revenue Service if such Partner or any of its constituent partners or Partners could be affected thereby. The Tax Matters Partner shall keep the Partners timely informed of its activities under this Section 5.8. The Tax Matters Partner may prepare and file protests or other appropriate responses to such audits affecting the Partnership. The Tax Matters Partner shall select counsel to represent the Partnership in connection with any audit conducted by the Internal Revenue Service or by any state or local authority. All costs incurred in connection with the foregoing activities, including legal and accounting costs, shall be borne by the Partnership. Any additional expenses with respect to judicial review of adverse determinations in connection with any such tax audits or the defense of any Partner against any claim asserted by the Internal Revenue Service or state or local tax authority of additional tax liability arising out of the Partner’s ownership of its Partnership Interest shall only be incurred by the Partner(s) who have authorized the Tax Matters Partner, in writing, to proceed with such judicial review or defense. Each Partner agrees to reasonably cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in connection with the conduct of all such proceedings.

Section 5.9 Election to be Taxed as Partnership. The Partnership shall be treated as a partnership for federal income tax purposes. The Partners agree to be bound by the provisions of this Article 5 in reporting their shares of Partnership income and loss for income tax purposes.

Section 5.10 Assignees Treated as Partners. For all purposes of this Article 5, but for no other purpose, an Assignee of a Partnership Interest shall be treated as a Partner and each reference in this Article 5 to the Partners shall be deemed to include Assignees.

Section 5.11 Regulatory Compliance. Notwithstanding any other provisions of this Agreement, no allocation of profit or loss (or item thereof) will be made to a Partner if the allocation would not have “economic effect” under Regulations Section 1.704-1(b)(2)(ii) or otherwise would not be in accordance with the Partner’s Partnership Interest in accordance with and within the meaning of Regulations Section 1.704-1(b)(3) or 1.704-1(b)(4)(iv).

ARTICLE 6

RIGHTS AND DUTIES OF PARTNERS

Section 6.1 Management. Subject to the provisions of Section 6.4 and any other provisions of this Agreement that specifically restrict the General Partner’s authority, the business and affairs of the Partnership shall be managed under the direction of the General Partner, who may exercise all powers of the Partnership and perform or authorize the performance of all lawful acts which are not by the Act or this Agreement directed or required to be exercised or performed by the Partners. The General Partner shall also be responsible for the implementation of Major Decisions approved by the Partners. All acts of the General Partner within the scope of its authority shall bind the Partnership. The General Partner may be replaced as the General Partner by an affirmative vote of all of the Partners or as otherwise specifically provided herein.

Section 6.2 Liability of Partners. Except as otherwise specifically provided in this Agreement, including Section 4.2 and Section 4.3, no Partner shall be obligated to make Capital Contributions to the Partnership. No Limited Partner shall have any personal liability with respect to the liabilities or obligations of the Partnership. The failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Partners for liabilities or obligations of the Partnership.

Section 6.3 Indemnification. To the fullest extent permitted by the laws of the State of Delaware, each of the Partners shall be entitled to indemnity from the Partnership for any act performed by it within the scope of the authority (if any) conferred on it by this Agreement, including without limitation any liability arising out of any guaranties or indemnities provided by any such party or its Affiliate in connection with financing which has been approved by the Partnership, except for acts of fraud, gross negligence, breach of fiduciary duty or willful misconduct.

Section 6.4 Major Decisions. Notwithstanding anything in this Agreement to the contrary, none of the following decisions involving the conduct of the business and affairs of the Partnership (the “Major Decisions”) shall be made unless approved in writing by the Partners:

(a) selling, leasing or otherwise disposing of, or granting a Mortgage on, all or any substantial part of the Golf Course Property, including the granting of options and rights of first refusal;

(b) creating, incurring, assuming, refinancing, extending, modifying or otherwise becoming liable with respect to any obligation for borrowed money (including guarantees of the indebtedness or other obligations of any Person or Affiliate of the Partnership), including by the issuance of any bonds, debentures, notes or other evidences of indebtedness in any transaction or series of transactions or prepaying any such obligation for borrowed money;

(c) acquiring any real property or any interest therein, whether improved or unimproved, or any interest therein, directly or indirectly, other than the Golf Course Property;

(d) amending this Agreement, or amending in any material respect, or waiving any material rights in, or terminating, any agreement the entering into of which was a Major Decision;

(e) assigning the property of the Partnership in trust for creditors;

(f) confessing a judgment against the Partnership or its or their assets, or any portion thereof,

(g) lending money to, or guaranteeing the debts or other obligations of, or acting as a surety for, a Partner or any other Person;

(h) entering into, or amending, a contract between the Partnership and a Partner or an Affiliate of a Partner or paying fees or other compensation to a Partner or an Affiliate of a Partner;

(i) causing the Partnership to amend, terminate, or request, grant or be granted a waiver under, any of the documents executed with respect to any Loan;

(j) changing the name of the Partnership;

(k) except as otherwise provided in Article 13, dissolving, liquidating and winding-up the affairs of the Partnership;

(l) merging or consolidating the Partnership with or into any other partnership, a limited liability company, a corporation or any other entity;

(m) redeeming the Partnership Interest of any Partner, admitting any new Partner (except as otherwise provided herein) or creating a new class of Partners;

(n) causing the Partnership to take any of the actions described in Section 10.1(d); and

(o) entering into any joint venture with any Person.

If there shall at any time be a violation or an attempt to violate any of the provisions of this Section 6.4 and any rights hereby granted, then any Partner shall, in addition to all rights and remedies at law or in equity, be entitled to a decree or order restraining such violation; it being hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or violation of the provisions set forth in this Section 6.4.

Section 6.5 General Partner Compensation. The General Partner shall not be compensated, as such, for its services as General Partner. However, the General Partner shall be reimbursed by the Partnership for all reasonable out-of-pocket expenses paid or incurred by it in the performance of its duties under this Agreement.

Section 6.6 Signing of Documents. The General Partner is authorized, in the name and on behalf of the Partnership, to sign and deliver all contracts, agreements, leases, notes, mortgages and other documents and instruments (each a “Document” and collectively, “Documents”) which are necessary, appropriate or convenient for the conduct of the Partnership’s day-to-day business and the furtherance of its purposes or which are necessary, appropriate or convenient to carry out Major Decisions approved by the Partners pursuant to Section 6.4, including, without limitation, the Loan Documents and all documents, agreements, certificates or financing statements contemplated thereby or related thereto.

Section 6.7 Right to Rely on Authority of General Partner. No Person dealing with the General Partner shall be required to determine the authority of the General Partner to make any undertaking on behalf of the Partnership, or to determine any fact or circumstance bearing upon the existence of the authority of the General Partner. Every Document executed by the General Partner shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that:

(a) at the time of the execution or delivery of the Document, the Partnership was in existence and this Agreement was in full force and effect;

(b) the Document was duly approved by the General Partner or the Partners in accordance with this Agreement and is binding upon the Partnership; and

(c) the General Partner was duly authorized and empowered to execute and deliver the Document for and on behalf of the Partnership.

Section 6.8 Outside Activities. Each Partner and any Person who is an Affiliate of a Partner may engage or hold interests in other business ventures of every kind and description for the Partner’s or the Affiliate’s own account, whether or not such business ventures are in direct or indirect competition with the business of the Partnership and whether or not the Partnership has any interest therein. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in such independent business ventures or to the income or profits derived therefrom.

Section 6.9 Limitations on Powers of Partners. Except as expressly authorized by this Agreement, no Partner shall, directly or indirectly, (i) resign, retire or withdraw from the Partnership, (ii) dissolve, terminate or liquidate the Partnership, (iii) petition a court for the dissolution, termination or liquidation of the Partnership, or (iv) cause any property of the Partnership to be subject to the authority of any court, trustee or receiver (including suits for partition and bankruptcy, insolvency and similar proceedings).

Section 6.10 Prohibition Against Partition; Distribution in Kind. Each Partner irrevocably waives any and all rights the Partner may have to maintain an action for partition with respect to any property of the Partnership or any right to take any other action that otherwise might be available to such Partner for the purpose of severing such Partner’s interest in the assets held by the Partnership from the interest of the other Partners. A Partner, regardless of the nature of its contribution, has no right to demand and receive any distribution from the Partnership in any form other than cash.

ARTICLE 7

BOOKS OF ACCOUNT AND REPORTS; ACCESS TO RECORDS

Section 7.1 Books and Records. The General Partner shall keep, or cause to be kept, at the principal place of business of the Partnership (or at such other place of business or office as the General Partner may reasonably designate) true and correct books of account, in which shall be entered fully and accurately each and every transaction of the Partnership. Each Partner or such Partner’s designated agent shall have access at reasonable times on Business Days at the Partnership’s office to the Partnership’s books of account and all other information concerning the Partnership required by the Act to be made available to Partners, and may make copies thereof at such Partner’s expense. A Partner must give the Partnership notice of its desire to exercise rights under the preceding sentence at least three (3) Business Days in advance. The Partnership’s books shall be kept on the accrual method of accounting in accordance with GAAP, consistently applied, and for a fiscal period which is the Fiscal Year.

Section 7.2 Banking. All funds of the Partnership shall be deposited in its name in such commercial bank or invested in such federally-insured savings and loan account or accounts, in such U.S. Treasury obligations, or in such bank certificates of deposit, as the General Partner may determine (the “Bank Accounts”). All withdrawals from any such Bank Account shall be made upon a check or order signed by any individual designated by the General Partner from time to time; but the General Partner may restrict the amounts that can be withdrawn by any such individual. All such withdrawn funds shall only be used for Partnership purposes as provided in this Agreement and in accordance with the terms hereof.

Section 7.3 Reports to Partners. The General Partner shall cause the Partnership to prepare and deliver to each Partner the following financial reports with respect to the Partnership: (i) within 45 days after the end of each Fiscal Quarter, unaudited consolidated monthly financial statements for such Fiscal Quarter, including a balance sheet, an income statement and statement of cash flows, (ii) concurrently with the delivery to the holder of a Mortgage encumbering the Golf Course Property, a copy of all financial statements and other reports delivered by the Partnership to such holder, and (iii) within 90 days after the end of each Fiscal Year, audited financial statements certified by an independent public accountant, including a balance sheet, an income statement and statement of cash flows, and the information necessary to enable the Partner to complete such Partner’s federal and state income tax returns for such Fiscal Year.

Section 7.4 Accountants. The General Partner shall cause the Partnership to retain a firm of independent certified public accountants to prepare and file the Partnership’s federal and state income tax returns and to provide other outside accounting services from time to time required by the Partnership.

ARTICLE 8

TRANSFERS OF PARTNERSHIP INTERESTS AND ECONOMIC RIGHTS

Section 8.1 Partner’s or Assignee’s Right to Transfer. A Partner may Transfer all or a part of the Partner’s Partnership Interest and an Assignee may Transfer all or a part of the Assignee’s Economic Rights, but only if the Partner or the Assignee complies with the provisions of Section 8.2.

Section 8.2 Conditions of Transfer. Except as otherwise provided in Section 8.4, no Partnership Interest or Economic Rights shall be Transferred:

(a) if the Transfer is prohibited by, or would cause a default under, any Mortgage encumbering the Golf Course Property, or under any loan agreement or guaranty to which the Partnership is a party;

(b) in the case of a Transfer to a Person who is not a Partner or a Permitted Transferee, unless the Partnership receives an opinion of counsel satisfactory to the other Partners that such Transfer is exempt from the registration requirements of any applicable federal or state securities laws;

(c) in the case of a Transfer to a Person who is not a Partner, unless the Partnership receives from the Person to whom the Partnership Interest or the Economic Rights are Transferred, such Person’s taxpayer or employer identification number and any other information reasonably requested by the General Partner; and

(d) in the case of a Transfer to a Person who is not a Partner or a Permitted Transferee, unless (i) the Partner or the Assignee desiring to make the Transfer provides to the other Partners a First Offer (as defined in Section 8.3(e)) or obtains a Third Party Offer (as defined in Section 8.3(e)) for the purchase of all (but not less than all) of such Partner’s or Assignee’s Partnership Interest or Economic Rights, as the case may be, and offers to sell the Partnership Interest or the Economic Rights that are the subject of the First Offer or Third Party Offer to the other Partners pursuant to Section 8.3, and (ii) the other Partners do not exercise the option to purchase such Partnership Interest or the Economic Rights within the time and in the manner required by Section 8.3.

Section 8.3 Partners’ Rights of First Offer and First Refusal.

(a) A Transfer of a Partnership Interest by a Partner or Economic Rights by an Assignee permitted by Section 8.2(d) shall not be made without first giving to the other Partners (in the case of a Transfer) a notice (the “Offering Notice”) in which the Partner or the Assignee (hereinafter referred to as the “Offeror”) irrevocably offers to sell to the Partner(s) to whom the Offering Notice is given (the “Offeree”), the Offeror’s entire Partnership Interest or Economic Rights (hereinafter referred to as the “Offered Interest”) on the terms and conditions set forth in this Section 8.3. The Offering Notice shall be accompanied by a copy of the First Offer or a true, correct and complete copy of the Third Party Offer. In the case of a Third Party Offer, the giving of an Offering Notice shall constitute a representation and warranty by the Offeror to the Offeree that the Third Party Offer is bona fide in all respects.

(b) For a period of thirty (30) days after receipt of the Offering Notice, the Offeree may exercise its option to purchase the Offered Interest for the same purchase price and on the same terms set forth in the First Offer or Third Party Offer by providing notice of such exercise to the Offeror within such 30-day period.

(c) If the Offeree exercises its option under Section 8.3(a) within the 30-day period specified in Section 8.3(b), then the closing of the Offeree’s purchase of the Offered Interest shall take place at a time and on a date specified by the Offeree by notice to the Offeror, which date shall not be more than one hundred twenty (120) days after the Offeree’s receipt of the Offering Notice. At the closing, the Offeror shall execute and deliver such instruments of assignment of the Offered Interest as the Offeree shall reasonably request and the Offeree shall pay the purchase price for the Offered Interest in accordance with the terms of the First Offer or the Third Party Offer, as the case may be.

(d) If, within the 30-day period referred to in Section 8.3(b), the Offeree does not give notice to the Offeror of the exercise of its option to purchase the entire Offered Interest, the Offeror shall be free to Transfer the Offered Interest to any Person in the case of a First Offer or to the Person who made the Third Party Offer, in the case of a Third Party Offer, but the Transfer must be consummated within 120 days after the expiration of the 30-day period referred to in Section 8.3(b) strictly in accordance with the terms of the First Offer or Third Party Offer, as applicable (provided, however, that the Transfer may be for a higher price and/or on less favorable terms to the buyer than the price or the terms specified in the First Offer). If the Transfer of the Offered Interest is not consummated within one hundred twenty (120) days after the expiration of the 30-day period referred to in Section 8.3(b), the Offeror may not thereafter Transfer all or any part of its Partnership Interest or Economic Rights to the same Person who made the Third Party Offer (if applicable) or to any other Person without first delivering another Offering Notice and complying with the provisions of this Section 8.3. If a Partner’s Partnership Interest is, or an Assignee’s Economic Rights are, Transferred to a Person who is not a Permitted Transferee, the transferee shall be an Assignee but shall not become a Partner unless admitted as such pursuant to the provisions of Section 9.2(i) and (ii).

(e) For purposes of this Section 8.3, the term “First Offer,” means a written offer to sell a Partner’s entire Partnership Interest or all the Assignee’s Economic Rights, as the case may be, for a specified price payable in cash. For the purposes of this Section 8.3, the term “Third Party Offer” shall mean a written offer to purchase a Partner’s entire Partnership Interest or an Assignee’s entire Economic Rights, as the case may be, open for acceptance for at least thirty (30) days, for a specified price from a financially responsible Person, identified therein by name and address, who is financially capable of complying with the terms of the Third Party Offer and who is unrelated, directly or indirectly, to the Partner or the Assignee, or any Affiliate thereof, and which does not contain terms or conditions which the Offeree, for reasons other than its financial condition, are not reasonably capable of performing, such as payment in a specific form of property (such as corporate stock or a unique or specific item or class of property) not readily available to the Offeree or for which no recognized or adequate public market exists. The Person who makes the Third Party Offer shall be deemed to be “unrelated” if, but only if, it is not an Affiliate of the Partner or the Assignee and there is no arrangement of any kind whereby the Partner or the Assignee, directly or indirectly, will be financially interested in the ownership of the Golf Course Property, or any interest therein, after the sale of the Partnership Interest or the Economic Rights. If the Person making the Third Party Offer is a corporation, limited liability company or partnership, all shareholders, members or partners owning more than ten percent (10%) of its stock, membership interests or partnership interests shall be identified.

Section 8.4 Transfer as Security. A Partner or an Assignee may, without complying with the provisions of Section 8.2 or Section 8.3, Transfer all or a part of the Partner’s Partnership Interest or the Assignee’s Economic Rights to the Lender as security for a debt, but any Transfer of such Partnership Interest or Economic Rights by the Lender incident to the enforcement of its rights or remedies under the documents evidencing or securing the loan (other than a Transfer to the Lender or an Affiliate thereof) must comply with the provisions of Section 8.2 and Section 8.3.

Section 8.5 Non-Complying Transfers Void. Any attempted Transfer of all or any part of a Partner’s Partnership Interest or an Assignee’s Economic Rights that does not comply with the provisions of Section 8.2 or Section 8.4 shall be null and void and of no legal effect.

ARTICLE 9

ADMISSION OF ASSIGNEES

Section 9.1 Rights of Assignees. The Assignee of a Partnership Interest has no Management Rights and, unless the Assignee is a Permitted Transferee, no right to become a Partner. The Assignee’s only rights are the Economic Rights allocable to the Transferred Partnership Interest.

Section 9.2 Admission of Assignee as a Partner. An Assignee shall be admitted as a Partner with all rights of the Partner who initially Transferred the Partnership Interest to the Assignee, but only if (i) the Partner who initially Transferred the Partnership Interest so provides in the instrument of Transfer, (ii) the Assignee agrees in writing to be bound by the provisions of this Agreement, and (iii) the Partners consent in writing to the admission of the Assignee as a Partner. Each Partner shall have the right to give or withhold its consent to the admission of the Assignee as a Partner in such Partner’s sole and absolute discretion. An Assignee who is admitted as a Partner shall have all the rights and powers and be subject to all the restrictions and liabilities of the Partner who originally Transferred the Partnership Interest. The admission of the Assignee as a Partner, without more, shall not release the Partner who originally Transferred the Partnership Interest from any liability to the Partnership that exists before such admission.

Section 9.3 Admission of Permitted Transferee as Partner. A Permitted Transferee to whom a Partnership Interest is Transferred shall be admitted as a Partner, without the necessity of obtaining the written consent of the other Partners, only if the conditions described in clauses (i) and (ii) of Section 9.2 are satisfied. Any costs of any such Transfer that are incurred by the Partnership shall be paid by the Permitted Transferee or its transferor.

ARTICLE 10

DEFAULT AND REMEDIES

Section 10.1 Events of Default. Each of the following events shall be deemed to be, and is referred to in this Agreement as, an “Event of Default”:

(a) (i) a default (within the meaning of Section 4.3(b)) by a Partner in paying the Partner’s proportionate share of an Additional Capital Contribution to the Partnership on the Due Date which continues for more than ten (10) days after the General Partner or, if the General Partner is in default, any Partner other than the General Partner (the “Other Partner”) gives a notice to the Partner specifying the default, or (ii) a default by General Partner with respect to its obligation to make any Capital Contributions or other payments pursuant to Section 4.2(c);

(b) a default by a Partner in performing or observing any of the provisions of this Agreement (other than those referred to in Section 10.1(a) above and Section 10.1(c) below) which is not remedied by the Partner (i) within fifteen (15) days after the General Partner or the Other Partner gives a notice to the Partner specifying the default, or (ii) in the case of a default which cannot with due diligence and in good faith be cured within fifteen (15) days, within such additional period, if any, as may be reasonably required by the Partner to cure the default with due diligence and in good faith provided that the Partner commences the curing of the same within the fifteen (15) day period (it being intended that, in connection with any default which is not susceptible of being cured with due diligence and in good faith within fifteen (15) days, the time within which the Partner is required to cure the default shall be extended for such additional period as may be reasonably necessary to cure the default with due diligence and in good faith but in no event shall such additional period exceed 90 days);

(c) Transfer by a Partner of the Partner’s Partnership Interest in a manner not permitted by Article 8; and

(d) the taking of any of the following actions by a Partner pursuant to or within the meaning of Title 11, Federal Bankruptcy Code (11 U.S.C.A.) or any similar federal or state law for the relief of debtors (“Bankruptcy Law”):

(i) commencing a voluntary case;

(ii) consenting to the entry of an order for relief against the Partner in an involuntary case;

(iii) consenting to the appointment of a receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law (a “Custodian”) of the Partner or for all or substantially all of the Partner’s property;

(iv) making a general assignment for the benefit of the Partner’s creditors; or

(v) the entry by a court of competent jurisdiction of an order or decree under any Bankruptcy Law that:

(A) is for relief against a Partner in an involuntary case, which order or decree remains unstayed and in effect for 90 days,

(B) appoints a Custodian of the Partner for all or substantially all of its property, which order or decree remains unstayed and in effect for 90 days, or

(C) orders the liquidation of the Partner (if the Partner is not an individual), which order or decree remains unstayed and in effect for 90 days.

Section 10.2 Adjustment of Percentage Interests. If an Event of Default described in Section 10.1(a) occurs, any Nondefaulting Partner shall have the option, but without imposing on it the obligation, to contribute the share of the Additional Capital Contribution which the Defaulting Partner was obligated, but failed, to contribute (the “Defaulting Partner’s Share”) (and if more than one Nondefaulting Partner exercises such option, or any other right or option under this Article 10, such option or right shall be exercised by each Nondefaulting Partners, pro rata in accordance with their respective Percentage Interests, or in such other manner as they may determine, and the term “Nondefaulting Partner” as used in this Article 10 shall mean the aggregate of such Nondefaulting Partners who exercise such option or right). To exercise the option, the Nondefaulting Partner must give notice of such exercise to the Defaulting Partner within sixty (60) days after the occurrence of the Event of Default. If the Nondefaulting Partner contributes the Defaulting Partner’s Share (as well as the Nondefaulting Partner’s own share of the applicable Additional Capital Contributions), then the Percentage Interests of the Defaulting Partner and the Nondefaulting Partner shall be adjusted as follows:

(a) the Percentage Interest of the Nondefaulting Partner shall be increased by the percentage that corresponds to a fraction, the numerator of which will be equal to two hundred percent (200%) of the Defaulting Partner’s Share and the denominator of which will be equal to the aggregate balance of the Partner’s Capital Accounts as of the date upon which the Nondefaulting Partner contributed the Defaulting Partner’s Share, and, if there is more than one Partner comprising the Nondefaulting Partner, then such increase shall be allocated to such Partners pro rata in accordance with the amount of the Defaulting Partner’s Share contributed by each such Partner; and

(b) the Percentage Interest of the Defaulting Partner shall be decreased by the percentage by which the Nondefaulting Partner’s Percentage Interest is increased pursuant to Section 10.2(a) above.

Section 10.3 Remedies. In addition to the rights of the Nondefaulting Partner set forth above in this Article 10, the Nondefaulting Partner shall have all rights at law or in equity against the Defaulting Partner with respect to any Event of Default by the Defaulting Partner. Furthermore, during the continuance of an Event of Default, the right of the Defaulting Partner to approve or disapprove Major Decisions shall be suspended.

ARTICLE 11

(INTENTIONALLY DELETED)

ARTICLE 12

(INTENTIONALLY DELETED)

ARTICLE 13

DISSOLUTION OF PARTNERSHIP

Section 13.1 Events Causing Dissolution. The Partnership shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a) the sale, exchange, or other disposition by the Partnership of all or substantially all of its assets; provided, however, that if, in connection with such sale or other disposition, the Partnership receives a promissory note or notes evidencing all or a part of the purchase price of such property, the Partnership shall not be dissolved until such promissory note(s) is (are) satisfied, sold or otherwise disposed of;

(b) the consent in writing by the Partners, acting unanimously, that the Partnership shall be dissolved;

(c) there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act; or

(d) the entry of a decree of judicial dissolution under Section 17-802 of the Act.

The Partnership shall not be dissolved by the death, resignation, withdrawal, bankruptcy or dissolution of a Partner and the Partnership’s business shall continue pursuant to Section 17-801 of the Act. In the event of the withdrawal of the General Partner, the Partnership shall not dissolve if within ninety (90) days after such withdrawal the Limited Partners shall appoint, effective as of the date of the withdrawal, a replacement general partner or general partners for the Partnership by the affirmative vote of the Limited Partners owning at least fifty-one percent (51%) of the total Percentage Interests of the Limited Partners.

Section 13.2 Winding Up. If the Partnership is dissolved, the General Partner shall proceed with dispatch and without any unnecessary delay to sell or otherwise liquidate all property of the Partnership. Any act or event (including the passage of time) causing a dissolution of the Partnership shall in no way affect the validity of, or shorten the term of, any lease, contract or other obligation entered into by or on behalf of the Partnership. The full rights, powers and authorities of the General Partner shall continue so long as appropriate and necessary to complete the process of winding up the business and affairs of the Partnership.

Section 13.3 Application of Assets in Winding Up. In winding up the Partnership, after paying or making provision for payment of all of its liabilities and making any and all allocations of items of income, gain, loss, deduction and credit required hereunder, the remaining net proceeds and liquid assets shall be distributed among the Partners in the manner specified in Section 5.1(b).

Section 13.4 Negative Capital Accounts. No Partner shall be obligated to restore to any extent the negative balance in its Capital Account, whether on liquidation of the Partnership or otherwise.

Section 13.5 Termination. The Partnership shall terminate, except for the purpose of suits, other proceedings, and appropriate action as provided in the Act, when all of its property shall have been disposed of and the net proceeds and liquid assets, after satisfaction of liabilities to Partnership creditors, shall have been distributed among the Partners, and the Certificate of Limited Partnership shall have been cancelled in the manner required by the Act. The General Partner shall have authority to distribute any Partnership property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Partnership.

ARTICLE 14

MISCELLANEOUS PROVISIONS

Section 14.1 Notices.

(a) Each notice, request, demand, consent, approval or other communication (hereafter in this Section 14.1 referred to collectively as “Notices” and referred to singly as a “Notice”) which any party is required or permitted to give to the other party pursuant to this Agreement shall be in writing and shall be deemed to have been duly and sufficiently given if (i) personally delivered with proof of delivery thereof, (ii) sent by FedEx (or other similar nationally recognized overnight courier) designating early morning delivery, or (iii) sent by United States registered or certified mail, return receipt requested, postage prepaid, at a post office regularly maintained by the United States Postal Service. All notices given pursuant to this Section 14.1(a) shall be deemed to have been given (i) if delivered by hand, on the date of delivery or on the date delivery was refused by the addressee, or (ii) if delivered by United States mail or by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee).

(b) All Notices shall be addressed to the parties at the following addresses:

if to General Partner:

c/o CNL Lifestyle Properties, Inc.

CNL Centerat City Commons

450 South Orange Avenue

Orlando, Florida 32801-3336

Attention: Ms. Tammie A. Quinlan,

Chief Financial Officer, and Amy Sinelli, Esquire,

Senior Vice President and Corporate Counsel

with copies to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

Orlando, Florida 32801

Attention: William T. Dymond, Esquire

if to Limited Partner:

c/o CNL Lifestyle Properties, Inc.

CNL Centerat City Commons

450 South Orange Avenue

Orlando, Florida 32801-3336

Attention: Ms. Tammie A. Quinlan,

Chief Financial Officer, and Amy Sinelli, Esquire,

Senior Vice President and Corporate Counsel

with copies to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

Orlando, Florida 32801

Attention: William T. Dymond, Esquire

Any party may, by Notice given pursuant to this Section 14.1, change the Person or Persons and/or address or addresses, or designate an additional Person or Persons or an additional address or addresses, for its Notices, but Notice of a change of address shall only be effective upon actual receipt. Each party agrees that it will not refuse or reject delivery of any Notice given hereunder, that it will acknowledge, in writing, receipt of the same upon request by the other party and that any Notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service.

(c) All Notices that are required or permitted to be given under this Agreement may be given by the parties hereto or by their respective counsel, who are hereby authorized to do so on the parties’ behalf.

Section 14.2 Integration. This Agreement sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto with respect to the Partnership, the Partnership business and the property of the Partnership, and there are no promises, agreements, conditions, understanding, warranties, or representations, oral or written, express or implied, among them other than as set forth herein.

Section 14.3 Governing Law. It is the intention of the parties that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Delaware.

Section 14.4 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective spouses, heirs, executors, administrators, personal and legal representatives, successors and assigns.

Section 14.5 Jurisdiction and Venue. Jurisdiction of and venue for any action or proceeding arising out of or connected with this Agreement shall lie exclusively in the state courts of competent jurisdiction of the State of Delaware. Each party expressly waives all other jurisdiction and venue and agrees that it shall be subject personally to the jurisdiction of the agreed-upon court(s).

Section 14.6 Jury Trial Waiver. EACH PARTNER HEREBY WAIVES SUCH PARTNER’S RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY EACH PARTNER. EACH PARTNER ACKNOWLEDGES THAT NO PERSON HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTNER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTNER HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND EACH PARTNER WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTNER FURTHER ACKNOWLEDGES THAT EACH HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER.

Section 14.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by the parties (in counterparts or otherwise). Signatures received through facsimile transmission shall bind the party whose signature is so received as if such signature were an original. At the request of any party, the parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction.

Section 14.8 Incorporation of Recitals. The recitals set forth above are incorporated and made a part of this Agreement as if fully set forth herein.

IN WITNESS WHEREOF, the undersigned parties have signed this Second Amended and Restated Limited Partnership Agreement as of the day and year first above written.

GENERAL PARTNER:

Signed, Sealed and Delivered In The Presence of:	GRAPEVINE GOLF, L.L.C., a Delaware limited liability company

/S/ AMY J. PATTERSON	By:	/S/ JOSEPH T. JOHNSON
Name:	Name:	Joseph T. Johnson
	Title:	Senior Vice President

/S/ LINDA A. SCARCELLI
Name:

LIMITED PARTNER:

/S/ AMY J. PATTERSON	CNL INCOME PARTNERS, LP,
Name:	a Delaware limited partnership

	By:	CNL INCOME GP CORP.,
/S/ LINDA A. SCARCELLI		a Delaware corporation, General Partner
Name:

	By:	/S/ JOSEPH T. JOHNSON
	Name:	Joseph T. Johnson
	Title:	Senior Vice President